Item 77H - Deutsche International Fund, Inc.
(formerly DWS International Fund, Inc.)
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person owns more
than 25% of the series based on the records of the
series as of November 3, 2014.
As of November 4, 2013:
No investor beneficially owned 25% or more of the
shares of Deutsche International Value Fund, a
series of Deutsche International Fund, Inc., as of
November 4, 2013.
As of November 3, 2014:
Series
Name of Person
Ownership
as % of
Series
Deutsche
International
Value Fund
MERRILL LYNCH
PIERCE FENNER
& SMITH
FOR THE SOLE
BENEFIT OF ITS
CUSTOMERS
ATTN SERVICE
TEAM
JACKSONVILLE
FL 33246-6484
37.08%



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